EXECUTION COPY

COLLATERAL AGENT ADMINISTRATION AGREEMENT

among

GE TITLE AGENT LLC,
as Collateral Agent,

and

GE CAPITAL COMMERCIAL INC.,
as Administrator

(GE CF TRUST)

Dated as of November 19, 2012

Administration Agreement

Table of Contents

Page

1.	Definitions	1

2.	Duties of the Administrator	3

3.	Records	3

4.	Power of Attorney	3

5.	Compensation	3

6.	Inspection Rights	3

7.	Additional Information to be Furnished to the Collateral Agent	3

8.	Independence of the Administrator	3

9.	No Joint Venture	4

10.	Other Activities of the Administrator	4

11.	Term of Agreement; Resignation and Removal of the Administrator	4

12.	Action upon Termination, Resignation or Removal	5

13.	Notices	5

14.	Amendments	6

15.	Successors and Assigns	6

16.	GOVERNING LAW	6

17.	WAIVER OF JURY TRIAL	6

18.	Other Interpretive Matters	6

19.	Headings	7

20.	Counterparts	7

21.	Severability	7

22.	Not Applicable to GE Capital Commercial Inc. in Other Capacities	7

23.	Indemnification	7

i	Administration Agreement

COLLATERAL AGENT ADMINISTRATION AGREEMENT, dated as of November 19, 2012 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among GE TITLE AGENT LLC, a Delaware limited liability company, as collateral agent (the “Collateral Agent”) and GE CAPITAL COMMERCIAL INC., a Delaware corporation, as administrator (the “Administrator”).

RECITALS

WHEREAS, the Collateral Agent has entered into an Amended and Restated Collateral Agency Agreement, dated as of November 19, 2012 (the “Collateral Agency Agreement”) with GE CF Trust, a Delaware statutory trust (the “Trust”) pursuant to which the Collateral Agent agreed to be named as lienholder on the certificates of title to certain Lease Assets in which a security interest is granted pursuant to the Collateral Agency Agreement; and

WHEREAS, the Collateral Agent desires to have the Administrator perform, and the Administrator is willing to perform, on the terms set forth herein, certain of the duties of the Collateral Agent under the Collateral Agency Agreement, and to provide such additional services consistent with this Agreement and the Collateral Agency Agreement as the Collateral Agent may from time to time request;

NOW, THEREFORE, in consideration of the mutual terms and covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Definitions. Whenever used in this Agreement, unless the context otherwise requires, the following words and phrases shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York, the State of Connecticut or the State of Delaware.

“Collateral” means (a) all Lease Assets, (b) all amounts paid in respect of the sale or other disposition of the related Lease Assets and (c) any and all proceeds of the foregoing.

“Designated Lease Assets” means, with respect to any Secured Party, the Lease Assets identified as Secured Property in the supplement pursuant to which such Secured Party became a party to the Collateral Agency Agreement.

“Financing” means a financing or sale transaction in which a Secured Party acquires a security interest in certain Trust Assets or any interest therein.

“Financing Document” means any transaction document or agreement in connection with a Financing.

Administration Agreement

“Lease Asset” means lease contracts of Vehicles, Vehicles that are subject of lease contracts, other equipment and/or other tangible property or assets, together with all non-severable appliances, instruments, accessories, furnishings, other equipment, additions, parts and improvements from time to time constituting a part thereof and all accessions thereto.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, bank, limited liability company, trust company, estate (including any beneficiaries thereof), unincorporated organizations or government or any agency or political subdivision thereof.

“Secured Party” means any party to the Collateral Agency Agreement.

“Secured Property” means the Lease Assets in respect of which a lien on the related certificate of title in favor of the Collateral Agent is granted hereunder.

“SUBI” means the beneficial interest in each SUBI Portfolio.

“SUBI Assets” means Trust Assets that are from time to time allocated by the UTI Beneficiary, in accordance with the Trust Agreement, into one or more separate portfolios of Trust Assets (together with any other Trust Assets allocated to or earned by any such portfolio(s)), and any proceeds thereof.

“SUBI Portfolio” means a separate portfolio of SUBI Assets or interests in SUBI Assets accounted for independently within the Trust.

“Trust Agreement” means the Amended and Restated Trust Agreement, dated as of November 19, 2012, between GE Capital Commercial Inc., as UTI beneficiary and Wilmington Trust Company, as trustee.

“Trust Assets” means the property owned by the Trust.

“Trustee” means Wilmington Trust Company, not in its individual capacity, but solely as Trustee under the Trust Agreement, together with its permitted successors and assigns.

“Undivided Trust Interest” means all assets of the Trust other than those divided, identified Trust Assets that are allocated to a SUBI.

“UTI Beneficiary” means GE Capital Commercial Inc., as the beneficiary of the undivided trust interest in the Trust.

“Vehicle” means any automobile, sport utility vehicle, limousine, van, truck (including any light-duty truck, medium-duty truck or heavy-duty truck), bus, tractor, trailer, chassis, utility vehicle or other vehicle or equipment, together with all of the Trust’s rights in all severable and non-severable appliances, instruments, accessories, furnishings, equipment, additions, parts and improvements from time to time constituting a part thereof and all accessions thereto.

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2. Duties of the Administrator.

(a) Duties with Respect to the Collateral Agency Agreement. The Administrator, on behalf of the Collateral Agent, shall perform the administrative duties of the Collateral Agent under the Collateral Agency Agreement. The Administrator, on behalf of the Collateral Agent, shall monitor the performance of the Collateral Agent and shall advise the Collateral Agent when action is necessary to comply with the Collateral Agent’s duties or appropriate to enforce the Collateral Agent’s rights under the Collateral Agency Agreement. In furtherance of the foregoing, the Administrator, on behalf of the Collateral Agent shall take all appropriate action that is the duty or right of the Collateral Agent to take.

(b) Duties with Respect to the Collateral Agent. The Administrator hereby agrees to execute on behalf of the Collateral Agent all such documents, reports, filings, instruments, certificates and opinions as it shall be the duty of the Collateral Agent to prepare, file or deliver pursuant to the Financing Documents or applicable law. Notwithstanding anything to the contrary in this Agreement, the Administrator shall not be obligated to, and shall not take any other action that the Collateral Agent directs the Administrator not to take on its behalf.

3. Records. The Administrator shall maintain appropriate books of account and records relating to services performed hereunder, which books of account and records shall be accessible for inspection by the Collateral Agent or its designees, at any time during normal business hours.

4. Power of Attorney. The Administrator is hereby irrevocably appointed the true and lawful attorney-in-fact of the Collateral Agent, in its name and stead, for such purposes as are necessary or desirable to effectuate the performance of the services set forth herein. Such power of attorney is irrevocable and coupled with an interest.

5. Compensation. As compensation for the performance of the Administrator’s obligations under this Agreement and as reimbursement for its expenses related thereto, the Administrator shall be entitled to $10,000 per annum payable on September 15th of each year during the term hereof, which payment shall be solely an obligation of the Collateral Agent.

6. Inspection Rights. Upon reasonable notice, the Collateral Agent shall permit the Administrator and its agents at any time during normal business hours to inspect and audit the Collateral Agent’s records as necessary to protect the Administrator’s and the Secured Parties’ rights under this Agreement and the Collateral Agency Agreement.

7. Additional Information to be Furnished to the Collateral Agent. The Administrator shall furnish to the Collateral Agent from time to time such additional information regarding the Collateral as the Collateral Agent shall reasonably request.

8. Independence of the Administrator. For all purposes of this Agreement, the Administrator shall be an independent contractor and shall not be subject to the supervision of the Collateral Agent with respect to the manner in which it accomplishes the performance of its obligations hereunder. Unless expressly authorized by the Collateral Agent, the Administrator shall have no authority to act for or represent the Collateral Agent in any way (other than as permitted hereunder) and shall not otherwise be deemed an agent of the Collateral Agent.

3	Administration Agreement

9. No Joint Venture. Nothing contained in this Agreement: (i) shall constitute the Administrator and the Collateral Agent as members of any partnership, joint venture, association, syndicate, unincorporated business or other separate entity, (ii) shall be construed to impose any liability as such on any of them or (iii) shall be deemed to confer on any of them any express, implied or apparent authority to incur any obligation or liability on behalf of the others.

10. Other Activities of the Administrator. Nothing herein shall prevent the Administrator or its Affiliates from engaging in other businesses or, in their sole discretion, from acting in a similar capacity as an administrator for any other Person even though such Person may engage in business activities similar to those of the Collateral Agent.

11. Term of Agreement; Resignation and Removal of the Administrator.

(a) The Collateral Agent, following a written direction of a Secured Party, shall, upon written notice to the Administrator, terminate all or a portion of the rights and powers of the Administrator under this Agreement with respect to such Secured Party’s Designated Lease Assets if any of the following events shall occur:

(i) the Administrator shall default in the performance of any of its duties under this Agreement, which default has a material adverse effect on such Secured Party’s interest and, after notice of such default, shall not cure such default within ninety (90) days (or, if such default cannot be cured in such time, shall not give within ten (10) days such assurance of cure as shall be reasonably satisfactory to the Collateral Agent);

(ii) a court having jurisdiction in the premises shall enter a decree or order for relief, and such decree or order shall not have been vacated within sixty (60) days, in respect of the Administrator in any involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for the Administrator or any substantial part of its property or order the winding-up or liquidation of its affairs; or

(iii) the Administrator shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official for the Administrator or any substantial part of its property, shall consent to the taking of possession by any such official of any substantial part of its property, shall make any general assignment for the benefit of creditors or shall fail generally to pay its debts as they become due.

The Administrator agrees that if any of the events specified in clauses (ii) or (iii) of this subsection shall occur, it shall give written notice thereof to the Collateral Agent, within seven (7) days after the happening of such event.

4	Administration Agreement

The Administrator agrees that if any of the events specified in clauses (ii) or (iii) of this subsection shall occur, it shall give written notice thereof to the Collateral Agent, within seven (7) days after the happening of such event.

(b) Upon the Administrator’s receipt of notice of termination, pursuant to Section 11(a), the predecessor Administrator shall continue to perform its functions as Administrator under this Agreement only until the date specified in such termination notice or, if no such date is specified in a notice of termination, until receipt of such notice In the event of such termination hereunder, the Collateral Agent shall appoint a successor Administrator, and the successor Administrator shall accept its appointment by a written assumption. No removal of the Administrator pursuant to this Section shall be effective until: (i) a successor Administrator shall have been appointed by the Collateral Agent and (ii) such successor Administrator shall have agreed in writing to be bound by the terms of this Agreement.

(c) Upon appointment, the successor Administrator shall be the successor in all respects to the predecessor Administrator and shall be subject to all the responsibilities, duties and liabilities arising thereafter relating thereto placed on the predecessor Administrator and shall be entitled to the compensation specified in Section 5 and all the rights granted to the predecessor Administrator by the terms and provisions of this Agreement.

12. Action upon Termination, Resignation or Removal. Promptly upon the removal of the Administrator pursuant to Section 11(a), the Administrator shall be entitled to be paid all fees and reimbursable expenses accruing to it to the date of such removal. In the event of the removal of the Administrator pursuant to Section 11(a), the Administrator shall cooperate with the Collateral Agent and take all reasonable steps requested to assist the Collateral Agent in making an orderly transfer of the duties of the Administrator to the successor Administrator.

13. Notices. All notices to be given in connection with this Agreement shall be in writing, shall be addressed to the intended recipient at its address set forth in this Section 13 (unless and until a different address may be specified in a written notice to the other party), and shall be deemed given on the earlier to occur of (i) the date of actual receipt, (ii) the date that delivery is expressly refused by the intended recipient or (iii) if the notifying party has not been able to locate the intended recipient for delivery of notice, either by hand delivery, overnight courier, certified mail or other method that provides reasonable proof of delivery or refusal thereof, the fourth (4th) Business Day after being sent by registered or certified mail to the address for delivery as provided for in this Section 13.

(a) if to the Collateral Agent, to:

c/o Global Securitization Services, LLC

68 South Service Road, Suite 120

Melville, New York 11747

Attention: Frank Bilotta

(b) if to the Administrator, to:

GE Capital Commercial Inc.
6510 Millrock Drive

Suite 200
Salt Lake City, UT 84121

(801) 733-2820

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14. Amendments. This Agreement may be amended from time to time by a written amendment duly executed and delivered by the Collateral Agent and the Administrator.

15. Successors and Assigns. This Agreement may not be assigned by the Administrator unless such assignment is previously consented to in writing by the Collateral Agent. An assignment with such consent and satisfaction, if accepted by the assignee, shall bind the assignee hereunder in the same manner as the Administrator is bound hereunder. Notwithstanding the foregoing, this Agreement may be assigned by the Administrator without the consent of the Collateral Agent to a corporation or other organization that is a successor (by merger, consolidation or purchase of assets) to the Administrator, provided, that such successor organization executes and delivers to the Collateral Agent, an agreement in which such corporation or other organization agrees to be bound hereunder by the terms of said assignment in the same manner as the Administrator is bound hereunder. Subject to the foregoing, this Agreement shall bind any successors or assigns of the parties hereto.

16. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, AND GOVERNED BY, THE INTERNAL LAWS OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING TO THE MAXIMUM EXTENT PERMITTED BY LAW ALL OTHER RULES THEREOF RELATING TO CONFLICTS OF LAW).

17. WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

18. Other Interpretive Matters. For purposes of this Agreement, unless the context otherwise requires: (a) accounting terms not otherwise defined herein and accounting terms partly defined herein to the extent not defined, shall have the respective meanings given to them under generally accepted accounting principles; (b) unless otherwise provided, references to any month, quarter or year refer to a calendar month, quarter or year; (c) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (d) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) references to any section, schedule or exhibit are references to sections, schedules and exhibits in or to this Agreement, and references to any paragraph, subsection, clause or other subdivision within any section or definition refer to such paragraph, subsection, clause or other subdivision of such section or definition; (f) the term “including” means “including without limitation”; (g) references to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation; (h) references to any agreement refer to that agreement as from time to time amended, restated or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; and (i) references to any Person include that Person’s successors and assigns.

6	Administration Agreement

19. Headings. The section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

20. Counterparts. This Agreement may be executed in counterparts, all of which when so executed shall together constitute but one and the same agreement.

21. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

22. Not Applicable to GE Capital Commercial Inc. in Other Capacities. Nothing in this Agreement shall affect any obligation GE Capital Commercial Inc. may have in any other capacity.

23. Indemnification. The Administrator shall indemnify the Collateral Agent (and its officers, directors, employees, trustees (the “Indemnified Parties”) for, and hold them harmless against, any losses, liability or expense, including attorneys’ fees reasonably incurred by them (all of the foregoing being collectively referred to as “Indemnified Amounts”), incurred without gross negligence or willful misconduct on their part, arising out of or in connection with: (i) actions taken by them pursuant to instructions given by the Administrator pursuant to this Agreement or (ii) the failure of the Administrator to perform its obligations hereunder. The indemnities contained in this Section shall survive the termination of this Agreement and the resignation or removal of the Administrator.

In the event any proceeding (including any governmental investigation) shall be instituted involving any Indemnified Party pursuant to the preceding paragraph, such Person shall promptly notify the Administrator in writing, and the Administrator shall have the option to assume the defense thereof, including the retention of counsel reasonably satisfactory to such Indemnified Party to represent such Indemnified Party in such proceeding and shall pay the reasonable fees and disbursements of such counsel related to such proceeding upon delivery to the Administrator of demand therefor. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Administrator has failed to assume the defense thereof, (ii) the Administrator and the Indemnified Party shall have mutually agreed to the retention of such counsel or (iii) the named parties to any such proceeding (including any impleaded parties) include both the Administrator and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Administrator shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such Indemnified Parties. The Administrator shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Administrator agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment for which the Administrator is liable pursuant

7	Administration Agreement

to this Section. The Administrator shall not, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding.

[Signatures Follow]

8	Administration Agreement

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

GE TITLE AGENT LLC

By: /s/ Frank B. Bilotta
Name: Frank B. Bilotta
Title: Vice President

S-1	Administration Agreement

GE CAPITAL COMMERCIAL INC.,
as Administrator

By: /s/ Rob Millard
Name: Rob Millard
Title: Chief Financial Officer

S-2	Administration Agreement